Exhibit 3.5

CERTIFICATE OF DETERMINATION

FIXED RATE CUMULATIVE

PERPETUAL PREFERRED STOCK, SERIES A

OF

HERITAGE COMMERCE CORP

Pursuant to Section 401 of the Corporations Code of the State of California:

We, Lawrence D. McGovern, Executive Vice President, and Debbie Reuter, Secretary, of Heritage Commerce Corp, a corporation organized and existing under the laws of California (hereinafter called the “Corporation”) do hereby certify as follows:

1.          On November 12, 2008, the Board of Directors of the Corporation adopted a resolution designating 40,000 shares of Preferred Stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

2.          A Certificate of Determination Fixed Rate Cumulative Perpetual Preferred Stock, Series A  was filed with the California Secretary of State on November 19, 2008 creating the Fixed Rate Cumulative Perpetual Preferred Stock, as Series A.

3.          No shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A are currently outstanding.

4.          Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the following resolution was duly adopted by the Board of Directors on March 28, 2019 to decrease the authorized number of shares of “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” to zero (0) and such series will no longer be in force or be an authorized series of Preferred Stock of the Corporation.

RESOLVED, that in order to implement the revocation of the series of Preferred Stock designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” in the Certificate of Determination filed with the California Secretary of State on November 19, 2008, the authorized number of shares of constituting “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” shall be zero (0) and such series will no longer be in force or be an authorized series of Preferred Stock of Corporation.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  March 28, 2019

/s/ LAWRENCE D. MCGOVERN
Executive Vice President

/s/ DEBBIE REUTER
Secretary